EXHIBIT 12

                  POLAROID CORPORATION AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In Millions Except Ratios)


                                                                                                          Six Months
                                                  Year Ended December 31                                    ended
                                       ----------------------------------------------------------          June 28,
                                        1993           1994       1995          1996         1997            1998
                                       -----          -----      -----         -----        -----          ------
Earnings/(loss):

Earnings/(loss)
  before income tax
   expense/benefit
     per consolidated
     statement of earnings             $101.7         $160.7     $(201.4)      $ 31.2       $(191.9)         $(8.2)

Add:
Interest expense                         47.9           46.6        52.1         47.4          47.8           25.6
Portion of rent expense
  representative
    of an interest factor                10.4           10.3        11.7          9.3          10.7            5.3
                                       ---------      ------     -------       ------       -------          -----

Adjusted earnings/(loss)
  before income tax
    expense/benefit                    $160.0         $217.6     $(137.6)      $ 87.9       $(133.4)         $22.7
                                       ---------      ------     -------       ------       -------          -----


Fixed charges:

Interest expense                       $ 47.9         $ 46.6     $  52.1       $ 47.4       $  47.8          $25.6
Portion of rent expense
  representative
    of an interest factor                10.4           10.3        11.7          9.3          10.7            5.3
Capitalized interest                     12.6            9.7         4.8          5.1           2.6             .8
                                       ---------      ------     -------       ------       -------          -----

Total fixed charges                    $ 70.9         $ 66.6      $ 68.6       $ 61.8       $  61.1          $31.7
                                       =========      ======     =======       ======       =======          =====

Ratio of earnings to                      2.3(a)         3.3        -(b)          1.4(c)      -(d)            -(e)
  fixed charges                        =========      ======     =======       ======       =======          =====


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(a) In 1993, the Company recorded a pre-tax expense for restructuring and other charges of $44.0 million. Excluding the pre-tax restructuring and other charges, the ratio to fixed charges was 2.9.

(b) Earnings were insufficient to cover fixed charges by $206.2 million after giving effect to the pre-tax expense for restructuring and other charges of $247.0 million. Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 1.6.

(c) In 1996, the Company recorded a pre-tax expense for restructuring and other special charges of $150.0 million ($7.0 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other special charges, the ratio of earnings to fixed charges was 3.8.

(d) Earnings were insufficient to cover fixed charges by $194.5 million after giving effect to the pre-tax expense for restructuring and other charges of $340.0 million ($16.5 million of which was recorded in cost of goods sold). Excluding the pre-tax restructuring and other charges, the ratio of earnings to fixed charges was 3.4.

(e) Earnings were insufficient to cover fixed charges by $9.0 million.